Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(510) 505-4509
	(510) 505-4315	email: katie.loughnot@ros.com

ROSS STORES SECOND QUARTER
EARNINGS PER SHARE UP 13% TO $.70

Newark, California, August 20, 2003 — Ross Stores, Inc. (ROST) today reported that earnings per share for the 13 weeks ended August 2, 2003 grew 13% to  $.70, from $.62 in the prior year.   Net earnings for the same period were $54.6 million, compared to $49.7 million for the 13 weeks ended August 3, 2002.   Current year second quarter sales rose 10% to $966 million, from $877 million for the quarter ended August 3, 2002.  Comparable store sales for the period were flat on top of a 9% increase in the prior year.

For the six months ended August 2, 2003, earnings per share increased 10% to $1.33, from $1.21 in the prior year.  Net earnings for the same period totaled $103.9 million, compared to $97.4 million for the same period in 2002.  Sales for the first six months rose 9% to $1.845 billion, with same store sales down 1% on top of a 10% gain in the prior year period.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased to report that sales during the second quarter performed in line with our expectations versus very strong increases in 2002.  Effective control of both inventories and expenses throughout the second quarter also contributed to respectable earnings growth for the period.  Lower benefit and incentive plan costs as a percent of sales, along with improved distribution and advertising expenses helped to offset a slight decline in merchandise margins and higher occupancy costs as a percent of sales compared to the second quarter of 2002.   As a result, operating margin was relatively flat to the prior year at 9.3%.”

“Consistent with our long-term plan for 12% annual unit growth, we expect to add about 61 locations in 2003 to end the current year with 568 stores in 25 states.   A total of 46 locations opened during the first six months of 2003, including our initial entry into the states of Tennessee and Louisiana.  We are also pleased to note that our new Perris, California, Distribution Center is expected to open as planned in September 2003.  This new facility is projected to gradually ramp up to targeted production levels by the end of 2003, as we transition our West Coast distribution function from Newark to Perris, California.  We expect this process to be complete by the end of the fiscal year,” noted Mr. Balmuth.

Mr. Balmuth continued, “We remain committed to returning capital to stockholders through our stock repurchase and dividend programs.  During the first six months of 2003, we repurchased 2.1 million shares of common stock for an aggregate of $83.6 million under the two-year $300 million program authorized by our Board of Directors in early 2002.  We ended the quarter with 76.1 million shares of common stock outstanding and approximately $66.4 million remaining under this repurchase authorization, which we expect to complete in fiscal 2003.”

The Company will provide additional details concerning its second quarter results and business outlook on a conference call to be held on Wednesday, August 20, 2003 at 11:00 a.m. Eastern Daylight Time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s web site located at www.rossstores.com.    A recorded version of the call will also be available until the end of the month at the web site address and via a telephone recording through August 27, 2003 at 402-220-5900, PIN #2342.

Forward-Looking Statements:  This press release contains certain forward-looking statements regarding expected annual unit growth and new store locations, which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project” and similar expressions identify forward-looking statements.  Risk factors include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in geopolitical and general economic conditions, changes in the level of consumer spending on or preferences in apparel or home-related merchandise and the Company’s ability to successfully implement various new supply chain and merchandising systems in a timely and cost effective manner.   Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

* * * * *

Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for  the home at similar savings.  The Company had 553 stores in operation as of August 2, 2003, compared to 487 stores at the end of the same period last year.   Additional information on the Company is available at www.rossstores.com.

ROSS STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Six Months Ended
($000, except per share data, unaudited)	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

Sales	$965,610	$876,932	$1,844,894	$1,696,542

Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	724,206	656,577	1,377,454	1,258,434
Selling, general and administrative	151,832	138,582	296,971	277,837
Interest (income) expense	(61)	184	(131)	408
	875,977	795,343	1,674,294	1,536,679

Earnings before income taxes	89,633	81,589	170,600	159,863

Provision for taxes on earnings	35,047	31,901	66,705	62,506
Net earnings	$54,586	$49,688	$103,895	$97,357

Earnings per share
Basic	$0.72	$0.63	$1.36	$1.24
Diluted	$0.70	$0.62	$1.33	$1.21

Weighted average shares outstanding (000)
Basic	76,270	78,434	76,662	78,650
Diluted	77,692	80,129	77,962	80,360

Stores open end of period	553	487	553	487

ROSS STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 2,	August 3,
($000, unaudited)	2003	2002

Current Assets
Cash and cash equivalents	$176,860	$95,322
Accounts receivable	27,041	25,867
Merchandise inventory	815,495	713,454
Other current assets	31,420	27,362
Total Current Assets	$1,050,816	$862,005

Property and equipment, net	443,084	356,177
Other long-term assets	50,327	37,626
	$1,544,227	$1,255,808

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable, accrued expenses and other	$697,334	$593,587
Income taxes payable	40,199	30,095
Total Current Liabilities	$737,533	$623,682

Long-term debt	50,000	—
Other liabilities	56,250	42,195
Deferred income taxes	25,021	7,646

Stockholders’ Equity	675,423	582,285
	$1,544,227	$1,255,808

ROSS STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	August 2,	August 3,
($000, unaudited)	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$103,895	$97,357
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation and amortization of property and equipment	28,321	25,628
Other amortization	7,412	6,322
Change in assets and liabilities:
Merchandise inventory	(98,977)	(90,064)
Other current assets, net	(3,208)	(1,979)
Accounts payable	74,389	87,560
Other current liabilities	42,560	59,499
Other	437	(5,988)
Net cash provided by operating activities	154,829	178,335

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(70,366)	(54,088)
Net cash used in investing activities	(70,366)	(54,088)

CASH FLOWS USED IN FINANCING ACTIVITIES
Proceeds from long-term debt	25,000	—
Issuance of common stock related to stock plans	9,193	17,619
Repurchase of common stock	(83,593)	(79,426)
Dividends paid	(8,852)	(7,469)
Net cash used in financing activities	(58,252)	(69,276)
Net increase in cash and cash equivalents	26,211	54,971
Cash and cash equivalents:
Beginning of period	150,649	40,351
End of period	$176,860	$95,322